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                                                                    EXHIBIT 4.85






                     CHINA MOBILE COMMUNICATIONS CORPORATION
                                       AND

                        CHINA MOBILE (HONG KONG) LIMITED







                             SUPPLEMENTAL AGREEMENT
                            DATED AS OF MAY 11, 2001








                  RELATING TO "SHENZHOUXING" ROAMING SETTLEMENT
             AND SHARING OF PROFIT FROM SALES OF VALUE ADDING CARDS
                               IN OTHER PROVINCES


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                  SUPPLEMENTAL AGREEMENT, signed in Beijing on May 11, 2001
between China Mobile Communications Corporation ("Party A") and China Mobile (Hong Kong) Limited ("Party B").


                  WHEREAS, Party A is a subsisting State-owned company validly established under the laws of the People's Republic of China with its legal address at No. 53A, Xibianmenneidajie, Xuanwuqu, Beijing, China; and

                  WHEREAS, Party B is a subsisting limited liability company established under the laws of Hong Kong with its legal address at 60/F, The Center, No. 99, Queen's Road Central, Central, Hong Kong. Party B's subsidiaries in Mainland China include Guangdong Mobile Telecommunications Company Limited, Zhejiang Mobile Telecommunications Company Limited, Jiangsu Mobile Telecommunications Company Limited, Hainan Mobile Telecommunications Company Limited, Fujian Mobile Telecommunications Company Limited, Henan Mobile Telecommunications Company Limited, Beijing Mobile Telecommunications Company Limited, Tianjin Mobile Telecommunications Company Limited, Shanghai Mobile Telecommunications Company Limited, Liaoning Mobile Telecommunications Company Limited, Shandong Mobile Telecommunications Company Limited, Hebei Mobile Telecommunications Company Limited and Guangxi Mobile Telecommunications Company Limited;



While:

         1. Party A is now performing a nationwide centralized management of China Mobile Communication's "Shenzhouxing" prepaid card services, including the sales of prepaid card and value adding card, as well as interconnection, roaming and related settlements;

         2. Party B is a company listed at Stock Exchange of Hong Kong and New York Stock Exchange, with foreign investors holding about 25% of its shares, and Party A as the indirect controlling shareholder;

         3. Party A and Party B signed on October 4, 2000 the Agreement for "Shenzhouxing" Roaming Settlement and Sharing of Profit from the Sales of Value Adding Cards in Other Provinces ("Profit Sharing Agreement");

         4. Both Party A and Party B agree that as "Shenzhouxing" business develops, there is a need to adjust the ratio for the sharing of profit from the sales of value adding cards in other provinces.


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After friendly consultation, Party A and Party B reached the following agreements:

         1. "Shenzhouxing" users, i.e., holders of prepaid cards, may buy value adding cards issued by provinces other than the registered place for the prepaid cards ("Other Provinces"), and undergo value adding. When "Shenzhouxing" users make use of value adding cards issued by Other Provinces, the provincial mobile operator where the "Shenzhouxing" subscribers belong (i.e. the place of registration of the prepaid cards) shall settle with the value adding card issuing provincial mobile operator. While 95% of the amount of value added shall go to the provincial mobile operator where the "Shenzhouxing" subscribers belong, the remaining 5% shall be kept by the value adding card issuing provincial mobile operator. This ratio for the sharing of profit from the sales of value adding cards in other provinces will replace the profit sharing ratio in the Profit Sharing Agreement on the execution date of this Supplemental Agreement.

         2. This Supplemental Agreement is a supplemental agreement to the Profit Sharing Agreement. Unless this Supplemental Agreement states otherwise, other provisions of the Profit Sharing Agreement shall be interpreted and executed in accordance with the provisions and terms of the original agreement.

         3. This Supplemental Agreement shall be construed in accordance with and governed by the laws of the People's Republic of China.

         4. This Supplemental Agreement shall be effective on the date of official signing by the authorized representatives of both parties.

         5. This Supplemental Agreement shall be executed on April 21, 2001, upon the fulfillment of the following conditions:

                  1) Party B obtained related connected transactions waiver from the Stock Exchange of Hong Kong Limited (the "Stock Exchange") in respect to transactions in this Supplemental Agreement; and

                  2) Independent shareholders of Party B, as determined not connected in accordance with the listing rules of the stock exchange, approved the transactions in this Supplemental Agreement.

         6. This Supplemental Agreement may be executed in four counterparts (with two to each of Party A and Party B), each of which when so executed shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Agreement to be duly executed as of the day and year first above written.


                                   CHINA MOBILE COMMUNICATIONS CORPORATION

                                                                     Seal


                                   By:
                                        ---------------------------------
                                        /s/ illegible



                                   CHINA MOBILE (HONG KONG) LIMITED

                                                                     Seal
                                   By:

                                        ---------------------------------
                                        /s/ Wang Xiaochu



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